Exhibit 23.1
Consent of Ernst & Young LLP, Independent Auditors
We consent to the use of our report dated June 4, 2007 with respect to the consolidated financial statements of NetASPx, Inc. for the years ended December 31, 2006 and 2005 included in the Current Report on Form 8-K/A of NaviSite Inc. dated November 28, 2007.

/s/ Ernst & Young LLP

McLean, Virginia
November 28, 2007